 EXHIBIT 4.66
Extension of Debenture Maturity Date
TO	Intellipharmaceutics International Inc. (the “Company”)
RE:
Debenture dated November 15, 2019, with an original face amount of US$250,000 issued by the Company to Dr. Isa Odidi and Dr. Amina Odidi (the “Debenture”) and the Maturity Date (as defined in the Debenture) of such Debenture

The undersigned hereby agree that the Maturity Date of the Debenture (currently June 12, 2020) is extended to July 15, 2020.

DATED as of June 12, 2020.

/s/ Isa Odidi	/s/ Amina Odidi
Isa Odidi	Amina Odidi